Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of Gold Standard Ventures Corp. of (i) our report dated March 27, 2018, relating to the consolidated financial statements of Gold Standard Ventures Corp., for the years ended December 31, 2017 and 2016 which appears in the Form 40-F of Gold Standard Ventures Corp. dated March 29, 2018, and (ii) our report dated February 27, 2017, relating to the consolidated financial statements of Battle Mountain Gold Inc., for the years ended October 31, 2016, 2015 and 2014 which appears in the Form 6-K of Gold Standard Ventures Corp. filed May 31, 2018.

/s/ “DAVIDSON & COMPANY LLP”

Chartered Professional Accountants

Vancouver, Canada
June 8, 2018